Exhibit 10.1
NASHUA CORPORATION
Restricted Stock Agreement
Granted Under
2007 Value Creation Incentive Plan
     This Restricted Stock Agreement (this “Agreement”) is made this [    ] day of [            ], 20[    ] (the “Grant Date”), between Nashua Corporation, a Massachusetts corporation (the “Company”), and [            ] (the “Participant”).
     For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
     1.     Grant and Issuance of Shares.
     The Company shall issue to the Participant, and the Participant shall acquire and accept from the Company, subject to the terms and conditions set forth in this Agreement and in the Company’s 2007 Value Creation Incentive Plan (the “Plan”), [    ] shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (“Common Stock”). The Company shall issue to the Participant one or more certificates in the name of the Participant for that number of Shares issued to the Participant. The Participant agrees that the Shares shall be subject to (without limitation) the forfeiture provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement. The Participant agrees to the provisions set forth herein and acknowledges that each such provision is a material condition to the Company’s agreement to grant the Shares to the Participant.
     2.     Forfeiture of Unvested Shares.
             (a)     Notwithstanding any other provision of this Agreement, upon the earlier of (i) the termination of the Participant’s employment with the Company for any reason or no reason, with or without cause, or upon death or disability, and (ii) the third anniversary of the Grant Date, all Unvested Shares (as defined below) shall, without further action of any kind by the Company, be forfeited to the Company as of the date of such termination of employment or the third anniversary of the Grant Date, as the case may be.
     “Unvested Shares” at any time means the total number of Shares multiplied by the Applicable Percentage at such time. The “Applicable Percentage” shall, at any time, be 100% less the following applicable percentage, if any:
     (i) 33% if the average of the last reported sales price per share of the Common Stock on the NASDAQ Global Market (or other national securities exchange or nationally recognized trading system) for a 40 consecutive trading day period ending on the third anniversary of the Grant Date (the “40-Day Average Closing Price”) is equal to or greater than $11.00 and less than $12.00;
     (ii) 66% if the 40-Day Average Closing Price is equal to or greater than $12.00 and less than $13.00; and
     (iii) 100% if the 40-Day Average Closing Price is equal to or greater than $13.00;

provided, however, that in the event the Participant’s employment with the Company is terminated by the Company without “Cause” during the one-year period beginning on the second anniversary of the Grant Date and ending on the third anniversary of the Grant Date, then in the event one of the 40-Day Average Closing Price targets is thereafter met as of the third anniversary of the Grant Date, the Participant’s Shares shall vest as to a percentage of such Shares equal to the number of days during such one-year period that the Participant was employed by the Company divided by 365, provided that in no such event shall the number of Shares to so vest exceed the number that would have otherwise vested had the Participant been employed as of such third anniversary of the Grant Date.
             (b)     Notwithstanding any other provision of this Agreement, if, on the first anniversary of the Grant Date, the Participant is not in compliance with any portion of the “Front-End Ownership Requirement” set forth in the Company’s Executive Stock Ownership Guidelines as in effect as of the Grant Date, a copy of which are attached to this Agreement as Exhibit A, then all of the Shares shall, without further action of any kind by the Company, be forfeited to the Company as of the first anniversary of the Grant Date and thereafter all calculations in this Agreement based on the defined term “Shares” shall be based on the number of such Shares as reduced by this provision. If the Participant achieves a portion, but not all, of the Front-End Ownership Requirement on the first anniversary of the Grant Date, a pro rata portion of the Shares, equal to the pro rata portion of the Front-End Ownership Requirement that is not achieved, shall, without further action of any kind by the Company, automatically be forfeited to the Company as of the first anniversary of the Grant Date and thereafter all calculations in this Agreement based on the defined term “Shares” shall be based on the number of such Shares as reduced by this provision.
             (c)     For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.
             (d)     For the purposes hereof, “Cause” shall mean (i) the Participant’s continued failure to perform his reasonably assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 60 days after written notice for substantial performance is received by the Participant from the Board which identifies the manner in which the Board believes the Participant has not substantially performed the Participant’s duties, (ii) the Participant being convicted of a felony, or (iii) the Participant’s engagement in illegal conduct or gross misconduct injurious to the Company.
     3.     Forfeiture Procedures.
             (a)     In the event any Shares are forfeited by the Participant pursuant to Section 2(a) or (b) above, the Participant (or the Participant’s estate) shall, pursuant to the provisions of the Joint Escrow Instructions referred to in Section 5 below, tender to the Company at its principal offices the certificate or certificates representing the Shares so forfeited, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company.
             (b)     After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to Section 3(a) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.
     4.     Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that are subject to the forfeiture provisions under Sections 2 and 3 above, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4 and the forfeiture provisions set forth in Sections 2 and 3 above) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.
     5.     Escrow.
     The Participant shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this Agreement as Exhibit B. The Joint Escrow Instructions shall be delivered to the Clerk/Secretary of the Company, as escrow agent thereunder. The Participant shall deliver to such escrow agent a stock assignment duly endorsed in blank, in the form attached to this Agreement as Exhibit C, and hereby instructs the Company to deliver to such escrow agent, on behalf of the Participant, the certificate(s) evidencing the Shares issued hereunder. Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions.
     6.     Restrictive Legends.
     All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or owner’s predecessor in interest), and such Agreement is available for inspection without charge at the office of the Clerk/Secretary of the corporation.”
     7.     Provisions of the Plan.
             (a)     This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

             (b)     As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan), the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares under this Agreement. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.
     8.     Withholding Taxes; Section 83(b) Election.
             (a)     The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of the Shares to the Participant or the lapse of the forfeiture provisions provided for herein.
             (b)     The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant understands that the Participant may elect to be taxed at the time the Shares are acquired rather than when and as the forfeiture provisions provided for herein expire by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of purchase.
             THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.
     9.     Miscellaneous.
             (a)     No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares under this Agreement is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or being issued Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

             (b)     Assignment. The Company shall have the right to assign this Agreement, or any portions thereof, including its rights with respect to the forfeiture of Shares pursuant to Sections 2 and 3 above, to any person or persons.
             (c)     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
             (d)     Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
             (e)     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
             (f)     Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(f).
             (g)     Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
             (h)     Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.
             (i)     Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.
             (j)     Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.
             (k)     Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NASHUA CORPORATION
By:
Name:
Title:

Address:	11 Trafalgar Square, Second Floor Nashua, NH 03063

PARTICIPANT

Name:
Address